FOR IMMEDIATE RELEASE

November 7, 2013

Contact:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720
Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON PREFERRED CAPITAL, INC.

AUTHORIZES REDEMPTION OF SERIES C PREFERRED STOCK AND

DECLARES QUARTERLY CASH DIVIDEND

COLUMBUS, Ohio – Today, the Board of Directors of Huntington Preferred Capital, Inc. (HPCI), a subsidiary of The Huntington National Bank (the Bank), declared a quarterly dividend of $0.4921875 per share on its Class C preferred stock (NASDAQ: HPCCP). The dividend is payable December 31, 2013, to shareholders of record on November 20, 2013.

The HPCI Board also approved the redemption effective on December 31, 2013 (the Redemption Date), of all of the 2,000,000 outstanding shares of 7.875% Noncumulative Series C Preferred Stock of HPCI. On the Redemption Date, holders of such securities will be entitled to receive the redemption price of $25.00 per share for Class C preferred securities. The redemption price may differ from the market price of the Class C preferred securities on or prior to the Redemption Date.

As previously disclosed, our Amended and Restated Articles of Incorporation (Articles) provide that, at any time following the occurrence of certain special events, we have the right to redeem all outstanding Class C preferred securities at a redemption price of $25.00 per share plus accrued dividends for the then-current dividend period, without interest. The occurrence of such an event will not, however, give a preferred shareholder any right to request that such Class C preferred securities be redeemed.

The special event that allows us to redeem the Class C preferred securities is a regulatory capital event. A regulatory capital event is defined in our Articles as our determination, based on an opinion of counsel experienced in such matters, that as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that our Class C preferred securities will no longer constitute Tier 1 capital of the Bank, other than as a result of limitations on the portion of Tier 1 capital that may consist of minority interests in subsidiaries of the Bank.

On July 2, 2013, the Federal Reserve Board voted to adopt final Basel III capital rules for U.S. Banking organizations. The final rules establish an integrated regulatory capital framework that will implement, in the United States, the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

Based on our review of the final rules and an opinion of Porter, Wright, Morris & Arthur LLP, dated November 6, 2013, we have determined that there is a significant risk that our Class C preferred securities will no longer constitute Tier 1 capital for the Bank for purposes of the capital adequacy guidelines or policies of the OCC, when Basel III becomes effective for Huntington Bancshares Incorporated and its affiliates. As a result, a regulatory capital event has occurred. All required regulatory approvals have been received.

Following the Redemption Date, HPCI will not declare or pay any future quarterly dividends with respect to the Class C preferred securities, the Class C preferred securities will cease to be outstanding, and the former holders of Class C preferred securities will have no rights with respect to their ownership of such Class C preferred securities other than the right to receive the redemption price. The redemption price will not include the regular quarterly dividend that was declared today as that dividend will have been paid immediately prior to the redemption of the Class C preferred securities.

Huntington Preferred Capital, Inc. is an Ohio corporation designated as a real estate investment trust that acquires, holds, and manages mortgage assets and other authorized investments.

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